Exhibit 99.1

FOR IMMEDIATE RELEASE

Conversion Services International to File Annual Report Late

EAST HANOVER, N.J., April 18, 2006 - Conversion Services International, Inc. (AMEX:CVN), a premier professional services firm focused on delivering the value in business intelligence, data warehousing and data management solutions to Global 2000 organizations and other businesses, announced today that it will be late in filing its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005. Management was unable to file the Form 10-KSB with the Securities and Exchange Commission because it was not able to complete the preparation of the consolidated financial statements and the additional work needed to complete the revised accounting treatment of embedded derivatives in certain promissory notes related to conversion features and other similar reset provisions therein, from the third quarter of 2004 to the present. For the year ended 2005, the company expects to report revenue growth of 15.5% to $27.6 million from $23.9 million in 2004. The company also expects to report a net loss of $4.5 million for the year ended 2005 as compared to a net loss of $35.3 million for the year ended 2004.

The company filed a Form 12b-25 (Notification of Late Filing) on March 31, 2006 for a 15-day extension to file its Form 10-KSB, which was due on April 17, 2006. The company and its auditors are working diligently to complete the filing and the company intends to announce its fourth quarter and full year 2005 financial results and file its Annual Report on Form 10-KSB with the SEC on or prior Friday, April 21, 2006.

About Conversion Services International, Inc.

Conversion Services International, Inc. (CSI) is a leading provider of professional services focusing on strategic consulting, data warehousing, business intelligence, business process reengineering, as well as integration and information technology management solutions. CSI offers an array of products and services to help companies define, develop, and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI's current customers include ADP, Coach, Goldman Sachs, Liberty Mutual, Merck, Morgan Stanley, Pfizer, and Verizon Wireless. Information about CSI can be found on the web at http://www.csiwhq.com or by calling its corporate headquarters at 888-CSI-5036.

Note on Forward-Looking Statements

Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to CSI's plans, objectives, expectations and intentions and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. These statements are based upon the current beliefs and expectations of CSI's management and are subject to significant risks and uncertainties, including the ability of CSI to be in compliance with all applicable American Stock Exchange continued listing requirements, the completion and filing of its Annual Report on Form 10-KSB, the ability to maintain revenue growth, the ability to locate and acquire other businesses and to successfully integrate such acquisitions, the ability to decrease operating expenses, and those detailed in CSI's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond CSI's control). CSI undertakes no obligation to update publicly any forward-looking statements.

Contact:
Mitchell Peipert
Vice President and Chief Financial Officer
Conversion Services International, Inc.
973-560-9400 x 2088
mpeipert@csihq.com